Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-191131) on Form S-8 and in the registration statement (No. 333-233572) on Form S-3 of our reports dated February 17, 2022, with respect to the consolidated financial statements and financial statement schedule II of Murphy USA Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Houston, Texas
February 17, 2022